UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MICROTEK MEDICAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MICROTEK MEDICAL HOLDINGS, INC.

13000 Deerfield Parkway

Suite 300

Alpharetta, Georgia 30004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 22, 2007

To the Shareholders:

The Annual Meeting of Shareholders of Microtek Medical Holdings, Inc. (the “Company”) will be held at the Company’s offices located at 13000 Deerfield Parkway, Suite 300, Alpharetta, GA 30004, on Tuesday, May 22, 2007 at 2:00 p.m. for the following purposes, all as set forth in the attached Proxy Statement:

1.

To elect seven directors to serve for one-year terms expiring at the annual meeting in 2008 and until their successors are elected and qualified. The Board of Directors’ nominees are named in the attached Proxy Statement.

2.	To consider and act upon the proposed 2007 Employee Stock Purchase Plan.

3.	To transact such other business as may properly come before the meeting, or any adjournment thereof.

Only shareholders of record on the books of the Company at the close of business on March 23, 2007, are entitled to receive notice of and to vote at the meeting.

Shareholders are cordially invited to attend the meeting in person. However, whether or not you expect to attend, we urge you to read the accompanying Proxy Statement and then complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope. It is important that your shares be represented at the meeting, and your promptness will assist us to prepare for the meeting and to avoid the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned.

Sincerely,

Dan R. Lee

President and Chief Executive Officer

Alpharetta, Georgia

April 19, 2007

MICROTEK MEDICAL HOLDINGS, INC.

13000 Deerfield Parkway

Suite 300

Alpharetta, Georgia 30004

PROXY STATEMENT

for

Annual Meeting of Shareholders To Be Held May 22, 2007

GENERAL INFORMATION

This Proxy Statement is furnished to shareholders of Microtek Medical Holdings, Inc., a Georgia corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or “Board”) of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) scheduled to be held on Tuesday, May 22, 2007, at 2:00 p.m., Atlanta time, at the Company’s offices located at 13000 Deerfield Parkway, Suite 300, Alpharetta, GA 30004, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about April 19, 2007.

At the Meeting, shareholders of the Company will vote upon: (1) the election of seven directors, (2) to consider and act upon the proposed 2007 Employee Stock Purchase Plan, and (3) such other business as may properly come before the Meeting and any and all adjournments thereof.

VOTING RIGHTS AND VOTES REQUIRED

The close of business on March 23, 2007, has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of the close of business on such date, the Company had outstanding and entitled to vote 43,409,176 shares of Common Stock, $.001 par value per share (“Common Stock”).

A majority of the outstanding shares of Common Stock on the record date must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock entitled to vote at the Meeting will have one vote for each share so held. Abstentions will be treated as Common Stock present and entitled to vote for purposes of determining the presence of a quorum.

Directors are elected by a plurality of the votes cast. Shareholders may not cumulate their votes. The seven candidates receiving the highest number of votes will be elected. In tabulating the votes, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote for the election of directors.

The affirmative vote of the holders of the majority of the shares of Common Stock voting on the proposal is required to approve the adoption of the 2007 Employee Stock Purchase Plan. In determining whether the proposal has received the requisite number of affirmative votes, broker non-votes and abstentions will be disregarded and will have no effect on the outcome of the vote. It is expected that shares held by executive officers and directors of the Company, which in the aggregate represent approximately 1.25 percent of the outstanding shares of Common Stock, will be voted in favor of this proposal.

VOTING OF PROXIES

Shares represented by all properly executed proxies will be voted at the Meeting in accordance with the instructions specified thereon. If no instructions are specified, the shares represented by any properly executed proxy will be voted FOR the election of the nominees listed below under “Election of Directors” and FOR the adoption of the 2007 Employee Stock Purchase Plan.

The Board of Directors is not aware of any matter that will come before the Meeting other than as described above. However, if any such other matter is duly presented, in the absence of instructions to the contrary, such proxies will be voted in accordance with the judgment of the proxy holders with respect to such matter properly coming before the Meeting. There are no rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

REVOCATION OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time before it is exercised. Any proxy may be revoked by a written notice of revocation, by a valid proxy bearing a later date delivered to the Company or by attending the Meeting and voting in person.

SOLICITATION OF PROXIES

The expenses of this solicitation will be paid by the Company. To the extent necessary to ensure sufficient representation at the Meeting, proxies may be solicited by any appropriate means (including mail, telephone and electronic transmission) by officers, directors and regular employees of the Company, who will receive no additional compensation therefor. The Company will pay persons holding shares in their names or in the names of their nominees, but not owning such stock beneficially (such as brokerage houses, banks and other fiduciaries), for the expense of forwarding soliciting material to their principals. The Company, in its discretion, may pay third parties such as proxy solicitation firms to assist the Company in obtaining the requisite vote with respect to the proposals to be presented at the meeting. The cost of such third party solicitation is not anticipated to exceed $10,000.

PROPOSAL 1: ELECTION OF DIRECTORS

Proxies will be voted with respect to the election of the following seven nominees as directors to serve until the 2008 Annual Meeting of Shareholders or until their successors are elected and qualified. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares cast in the election of directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable for service if elected, but if any are unavailable, proxies will be voted for such substitute as the Board may designate. The Board has determined that each of the incumbent directors named below, other than Mr. Lee, is an independent director within the meaning of The Nasdaq Stock Market rules.

Name	Age	Director Since
Dan R. Lee	59	1996
Kenneth F. Davis	55	1996
Michael E. Glasscock, III	73	2002
Rosdon Hendrix	67	1994
Gene R. McGrevin	64	1997
Marc R. Sarni	48	2005
Ronald L. Smorada	60	1999

Dan R. Lee was appointed Chairman of the Board of Directors effective July 1, 2002, and was appointed to serve as President and Chief Executive Officer of the Company in December 2000. He became an executive officer of the Company following the conclusion of the acquisition of Microtek Medical, Inc. in 1996, and became a director of the Company in December 1996. Prior to accepting such positions with the Company, Mr. Lee had served as the Vice President and Chief Operating and Financial Officer of Microtek Medical, Inc. since 1987. Previous to that time, he was engaged in the public accounting practice, including more than five years with KPMG LLP. Mr. Lee serves on the Board of NBC Capital Corp., a bank holding company traded on the American Stock Exchange.

Kenneth F. Davis was appointed a director of the Company in January 1996. Dr. Davis was a practicing surgeon on the staff of the Harbin Clinic and Redmond Regional Medical Center in Rome, Georgia from 1986 to 2000. Dr. Davis now serves as the Chief Executive Officer and President of the Harbin Clinic, the largest multi- specialty clinic in Georgia. In addition, Dr. Davis serves on the Board of Heritage First Bank, Adams Product Management, Hydro Dynamics, Inc. and the Georgia Land Trust. He also serves on the Board of Visitors for Berry College.

Michael E. Glasscock, III was appointed a director of the Company in December 2002. Dr. Glasscock, a physician, practiced otology and neurotology for 35 years and retired from the active practice of medicine in 1997. From 1997 to 1998, Dr. Glasscock served as Chairman of St. Cloud Medical, a physician practice management company, from 1998 to 2001 he served as Chairman of TrueSound, Inc., a hearing aid dispensing company, and since 2001 he has served as Chairman of Tympany, a company that developed an automated hearing test. He currently serves as Chairman of Otomed, a manufacturer of surgical products. Dr. Glasscock has published in excess of 250 scientific articles and founded the American Journal of Otology (now Otology & Neurotology) and the E.A.R. Foundation. He is the past president of the American Otologic Society, and has been an active entrepreneur with several medical related companies.

Rosdon Hendrix was appointed a director of the Company in December 1994. Until he retired in June 1992, Mr. Hendrix served for approximately 30 years in various financial positions for General Motors Corporation, including serving as Resident Comptroller from 1975 until his retirement. Since June 1992, Mr. Hendrix has engaged in efficiency consulting studies and other consulting services with various governmental authorities and businesses. In addition, since June 1997, Mr. Hendrix has performed information technology consulting services for Lockheed Martin. On December 1, 2003, Lockheed Martin’s commercial division was acquired by Affiliated Computer Services, Inc. (ACS), and Mr. Hendrix has been retained by ACS as a consultant.

Gene R. McGrevin was appointed Chairman of the Board of Directors and acting President of the Company in April 1997, and currently serves as a director of the Company. Mr. McGrevin served as chairman of P.E.T.Net Pharmaceutical Services, LLC, a manufacturer and distributor of radiopharmaceuticals, from May 1997 until January 2001. Mr. McGrevin previously served as Vice Chairman and Chief Executive Officer of Syncor International Corp., a public company in the nuclear medicine industry, with which Mr. McGrevin was associated since 1989. Prior to managing Syncor, Mr. McGrevin served in executive positions with various healthcare businesses including President of the Healthcare Products Group of Kimberly-Clark Corporation, founder and President of a consulting firm specializing in the healthcare industry and an executive officer of VHA Enterprises, Inc. Mr. McGrevin is currently chairman of the executive committee of Hydro Dynamics, Inc. and serves as chairman of the Board of Real Time Medical Data, LLC and Medivance, Inc. He is also chairman of the Director’s Circle at the Yerkes Primate Center-Emory University.

Marc R. Sarni was elected a director of the Company in May 2005. Mr. Sarni is a Principal at Cornerstone Investment, LLC and a Managing Director of NEW Holdings, LLC, companies engaged in the investment, development, brokerage and property management of residential and commercial real estate. Mr. Sarni worked as an investment banker at A.G. Edwards and Sons, Inc. for 17 years, and from 1997 until 2003, was the Managing Director responsible for establishing and managing the Healthcare Industry Group within the corporate finance department’s Emerging Growth Sector. The Healthcare Industry Group of A.G. Edwards focused primarily on emerging growth medical technology, biotechnology, specialty pharmaceutical and healthcare services companies. Prior to joining A.G. Edwards, Mr. Sarni spent three years working as a Certified Public Accountant at PriceWaterhouse (now PricewaterhouseCoopers LLP). Mr. Sarni graduated from the University of Missouri at

Columbia with a BSBA degree in Accounting and received his MBA in Finance from the University of Chicago. Mr. Sarni currently serves as a member of the Board of Managers for Ascension Health Ventures, the strategic health venture-investing subsidiary of Ascension Health, the nation’s largest Catholic and not-for-profit healthcare system. Mr. Sarni also serves on the Board of Directors of Cornerstone Investment, LLC, Hollis-Eden Pharmaceuticals, Inc., Howard Commercial Corp. and NEW Holdings, LLC.

Ronald L. Smorada was elected a director of the Company in May 1999. Dr. Smorada has long been an active participant in the global nonwovens industry. From 1995 to 1999, Dr. Smorada held senior management positions at Reemay, Fiberweb and BBA US Holdings, the latter being the parent of the former two with nonwoven sales in excess of $800 million. During this time, he worked in the development, acquisition and integration of new and existing businesses, both domestic and international. Since 2000, Dr. Smorada has been involved with establishing new businesses, which develop novel materials for entirely new uses. He is president of OnWay International, a consulting and technology transfer organization. His major focus is the application and conversion of science and technical concepts into meaningful businesses.

PROPOSAL 2: ADOPTION OF STOCK PURCHASE PLAN

In March, 2007, the Board adopted, subject to shareholder approval, the Microtek Medical Holdings, Inc. Employee Stock Purchase Plan (the “2007 Stock Purchase Plan”). If approved by shareholders, the 2007 Stock Purchase Plan will provide eligible employees (defined below) with an opportunity to purchase the Company’s Common Stock through payroll deductions. The 2007 Stock Purchase Plan is intended to assist eligible employees in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, to help eligible employees provide for their future security and to encourage them to remain in the employment of the Company and participating subsidiaries. The following discussion contains a summary of certain material features of the 2007 Stock Purchase Plan. Such discussion is qualified in its entirety by reference to such Plan, a copy of which is included at Exhibit A to this Proxy Statement.

Shares Reserved for the Plan

The aggregate number of shares of Common Stock which may be purchased under the 2007 Stock Purchase Plan shall not exceed 500,000, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding Common Stock, plus the 104,633 shares currently available for purchase under the 1999 Stock Purchase Plan. Shares issued under the 2007 Stock Purchase Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased on the open market.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). All determinations by the Committee are final and conclusive.

Eligibility

All employees (including officers of the Company) who have been continuously employed for three months or more by the Company or its designated majority-owned subsidiaries (during which such employee’s amortized hours of employment were 1,000 or more) as of the commencement of any offering period under the 2007 Stock Purchase Plan are eligible to participate in the 2007 Stock Purchase Plan. The employee must enroll in the Plan prior to the commencement of any such offering periods by authorizing payroll deductions of any percentage from one percent (1%) to ten percent (10%) of such participant’s compensation (as defined to include, without limitation, overtime, commissions and bonuses) to be applied toward the purchase of the Company’s Common Stock, which may not be increased or decreased during any offering period unless otherwise allowed by the Committee. No employee shall be eligible to enroll under the 2007 Stock Purchase Plan who, at the time of enrollment, owns stock possessing 5% or more of the total combined voting power of the Company. The Company estimates that approximately 320 employees are eligible to participate in the 2007 Stock Purchase Plan. All executive officers and eligible employees of the Company are entitled to participate in the 2007 Stock Purchase Plan.

Purchase Terms

An employee electing to participate in the 2007 Stock Purchase Plan must authorize a percentage (not less than 1% nor more than 10%) of the employee’s compensation to be deducted by the Company from the employee’s pay during each pay period included within the offering periods (the “Offering Periods”). Unless otherwise determined by the Committee, the Offering Periods commence on January 1 of each year and terminate on December 31 of such year. On the first business day of each of the Offering Periods, the Company will grant to each participant an option to purchase shares of Common Stock of the Company. On the last business day of each of the Offering Periods, the employee will be deemed to have exercised this option, at the option price, to the extent of such employee’s accumulated payroll deductions. In no event, however, may the employee purchase either (i) Common Stock having a fair market value (measured at the commencement of the Offering) in excess of $25,000 in any calendar year or (ii) more than 50,000 shares of Common Stock in any Offering Period. The option price under the 2007 Stock Purchase Plan is equal to 85% of the fair market value of the Common Stock on either the first business day or last business day of the applicable Offering Period, whichever is lower. No interest will be paid on amounts deducted from an employee’s pay and used to purchase Common Stock under the 2007 Stock Purchase Plan.

A participant may voluntarily withdraw from the 2007 Stock Purchase Plan at any time by giving at least 30 days notice to the Company prior to the end of the Offering Period and shall receive on withdrawal the cash balance (without interest) then held in the participant’s account. Upon termination of employment for any reason, including resignation, discharge, disability or retirement, or upon the death of a participant, the balance of the participant’s account (without interest) shall be paid to the participant or his or her designated beneficiary. However, in the event the participant’s death, the participant’s beneficiary may elect to exercise the participant’s option to purchase such number of full shares which such participant’s accumulated payroll deductions will purchase at the applicable purchase price.

Amendment or Termination

The Board of Directors may at any time amend, suspend or discontinue the 2007 Stock Purchase Plan provided no such suspension or discontinuance may adversely affect any outstanding options. The 2007 Stock Purchase Plan provides that, without shareholder approval, no amendment may increase materially the maximum number of shares issuable under the 2007 Stock Purchase Plan (except for adjustments as result of corporate changes affecting the Company’s Common Stock specifically authorized in the Stock Purchase Plan). The Stock Purchase Plan will terminate by its own terms on December 31, 2016.

Miscellaneous

The proceeds received by the Company from the sale of Common Stock pursuant to the 2007 Stock Purchase Plan will be used for general corporate purposes. The Company is not obligated to hold the accrued payroll deductions in a segregated account. The 2007 Stock Purchase Plan will be effective as of the latter to occur of (a) July 1, 2007 or (b) the date on which each of the following shall have occurred: (i) the 2007 Stock Purchase Plan shall have been approved by the shareholders of the Company and (ii) a registration statement for the 2007 Stock Purchase Plan shall have become effective under the Securities Act of 1933, as amended.

New Plan Benefits

It is not possible to determine how many eligible employees will participate in the 2007 Stock Purchase Plan in the future. Therefore, it is not possible to determine the dollar value or number of shares of Common Stock that will be distributed under the 2007 Stock Purchase Plan.

Tax Treatment

The following discussion addresses certain anticipated federal income tax consequences to recipients of awards made under the 2007 Stock Purchase Plan. It is based on the Code and interpretations thereof as in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

The 2007 Stock Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code (the “Code”). Under the Code, an employee who elects to participate in an offering under the 2007 Stock Purchase Plan will not realize income at the time the offering commences or when the shares purchased under the 2007 Stock Purchase Plan are transferred to him or her. If an employee disposes of such shares after two years from the date the offering of such shares is deemed to have been made for federal income tax purposes (the “Grant Date”) or after one year from the date of the transfer of such shares to him or her or if the employee holds such shares until his or her death, the employee will be required to include in income, as compensation for the year in which such disposition or death occurs, an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of disposition or death over the amount paid for the share under the option or (ii) the excess of the fair market value of such shares as of the Grant Date over the option price. The employee’s basis in the shares disposed of will be increased by an amount equal to the amount so includable in his or her income as compensation. In such event, the Company (or the subsidiary by which the employee is employed) will not be entitled to any deduction from income.

If any employee disposes of the shares purchased under the 2007 Stock Purchase Plan within such two-year or one-year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such shares on the date the option to purchase such shares was exercised over the price paid for the shares by the employee. The employee’s basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two-year or one-year period, the Company (or the subsidiary by which the employee is employed) will be entitled to a deduction from income equal to the amount the employee is required to include in income as a result of such disposition.

The approval of the adoption of the 2007 Stock Purchase Plan requires the affirmative vote of a majority of the shares of Common Stock voting on the proposal at the Meeting. A copy of the 2007 Stock Purchase Plan, as proposed for adoption, is attached to this Proxy Statement as Exhibit A.

Equity Compensation Plan Information

The following table sets forth certain information about the Company’s equity compensation plans as of December 31, 2006.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Stock Option Plans	3,990,806	$2.97	1,571,100
Employee Stock Purchase	N/A	N/A	104,633
Equity compensation plans not approved by security holders	—	N/A	—
Total	3,990,806	$2.97	1,675,733

The Board of Directors recommends a vote “FOR” the adoption of the 2007 Stock Purchase Plan. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise.

CORPORATE GOVERNANCE

Information Regarding the Board of Directors and Its Committees

The Board of Directors maintains standing Nominating, Audit and Compensation Committees.

Nominating Committee. The Board formed a Nominating Committee in 2004. The directors on the Nominating Committee currently consist of Gene R. McGrevin, Kenneth F. Davis, Michael E. Glasscock, III, and Rosdon Hendrix, each of whom is an “independent director” as defined by The Nasdaq Stock Market. The Nominating Committee assists the Board in establishing qualification criteria for the Company’s non-employee directors, identifying and evaluating candidates for nomination to the shareholders for election to the Board of Directors, and developing and recommending to the Board corporate governance guidelines and procedures applicable to the Company. The Nominating Committee is also charged with periodically reviewing and making recommendations to the Company’s Board of Directors with respect to compensation of members of the Board of Directors and its committees. A copy of the Nominating Committee’s charter is included on the Company’s web site at www.microtekmed.com.

The Nominating Committee has established the following general qualifications criteria for the Company’s directors:

•	At least a majority of the directors shall be independent;

•	Each director must be an individual of the highest character and integrity, with an inquiring mind, vision, a willingness to ask hard questions and the ability to work well with others;

•	Each director must be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board committee member; and

•	Each director must have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency.

In addition, the Nominating Committee from time to time establishes and modifies specific criteria desirable to be represented on the Board including knowledge and experience in business strategy, leadership, industry experience, finance and audit, and other skills beneficial to the business objectives of the Company.

The Board is responsible for selecting director nominees on behalf of the Company, with the assistance of the Nominating Committee. The Nominating Committee will consider nominees for directors properly proposed by shareholders. Any shareholder who desires to propose a candidate for consideration by the Nominating Committee should submit a written proposal which includes at a minimum the nominee’s name and qualifications for Board membership. These proposals should be addressed to:

Corporate Secretary

Microtek Medical Holdings, Inc.

13000 Deerfield Parkway

Suite 300

Alpharetta, Georgia 30004

In addition, the Company permits shareholders who comply with the procedures set forth in the Company’s bylaws to nominate directors for consideration at an annual shareholders meeting. The Company’s bylaws provide that shareholders intending to nominate candidates for election as directors at an annual meeting of shareholders must give notice in writing to the Company’s secretary not less than 90 and no more than 120 days prior to the first anniversary of the date the Company mailed its proxy materials for the preceding year’s annual meeting. That notice is required to set forth (1) as to each nominee, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A of the Securities and Exchange Act of 1934, and the nominee’s written consent to serve as a director if elected, and (2) as to the shareholder making a nomination and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of such shareholder and beneficial owner, the number of shares that are owned beneficially and of record by such shareholder and beneficial owner and whether such shareholder or beneficial owner has delivered or intends to deliver a proxy statement and form of proxy to holders of a sufficient number of the Company’s voting shares to elect such nominee or nominees. Shareholders desiring to use the procedures of the Company’s bylaws to nominate candidates for election as directors should review Section 2.13 of the Company’s bylaws.

The Nominating Committee may from time to time use a variety of methods for identifying and evaluating nominees for director. The Company’s Nominating Committee assesses the appropriate size of the Board, expected vacancies on the Board and the availability of desirable candidates for appointment to the Board. Candidates may come to the attention of the Nominating Committee through current Board members, management, professional search firms, shareholders and other persons. The Nominating Committee met four times during 2006.

Audit Committee. The Audit Committee, which consists of Rosdon Hendrix, Marc R. Sarni, and Ronald L. Smorada, serves as an independent and objective party to, among other things, review the Company’s financial statements and annual report, review and appraise the audit efforts of the Company’s auditors and pre-approve permissible services to be performed for the Company by its auditors, and is responsible for the appointment, compensation and oversight of the work of the independent public accountants which audit the Company’s financial statements. The primary function of the Audit Committee involves oversight functions to support the quality and integrity of the Company’s accounting and financial reporting processes generally. It should be noted, however, that the members of the Committee are not necessarily experts in the fields of auditing and accounting and do not provide special assurances on such matters. The Audit Committee met eight times during 2006. The Board of Directors has determined that Rosdon Hendrix and Marc R. Sarni are each an “audit committee financial expert” as that term is defined by applicable rules of the Securities and Exchange Commission. The report of the Audit Committee appears below in this Proxy Statement. A copy of the Audit Committee’s charter is included on the Company’s website at www.microtekmed.com.

Compensation Committee. The Compensation Committee, consisting of Rosdon Hendrix, Kenneth F. Davis and Marc R. Sarni, sets the compensation of executive officers and administers the Company’s incentive plans, including the Company’s Stock Option Plan and Employee Stock Purchase Plan. The report of the Compensation Committee appears below in this Proxy Statement. The Compensation Committee met three times during 2006. The Compensation Committee has adopted a written charter, a copy of which is available on the Company’s website at www.microtekmed.com. As set forth in the Compensation Committee charter, the Committee:

•

Has the authority to engage independent compensation consultants and legal advisors when determined by the Committee to be necessary or appropriate. As described in the Compensation Discussions and Analysis, the Committee engaged a compensation consultant to assist it with, among other things, establishing executive compensation levels in 2005.

•	Has the authority to delegate its responsibilities as it may deem appropriate, to the extent allowed under applicable law. The Committee generally does not delegate its responsibilities to others.

•

Requests that the Chief Executive Officer provide to the Committee his recommendations relative to compensation of other executive officers of the Company. The Committee meets in executive session to determine the compensation of the Chief Executive Officer of the Company.

Meetings and Attendance. The Board of Directors held five meetings during 2006. Each incumbent director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of the committees of which he was a member. The Company strongly encourages each Board member to attend the Company’s annual meeting of shareholders. All Board members attended the 2006 annual meeting of shareholders.

Director Independence

The Board of Directors has determined in accordance with the listing standards of The Nasdaq Stock Market that each of the Company’s directors (other than Mr. Lee) is an independent director. To be an independent director under those listing standards, a director must have no relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and must have no relationships which are specified in the independence standards to preclude an independence determination. In making the foregoing determination, the Board considered all relationships between members of the Board of Directors and the Company including the following relationships:

1.	Dr. Glasscock licenses to the Company certain otology and neurotology drapes, and receives modest royalties (less than $3,000 per year in recent years) under that license arrangement.

2.

Mr. McGrevin served as acting President of the Company from April 1997 to January 1998. In addition, Mr. McGrevin was engaged to provide certain consulting services to the Company for the year ending June 30, 2003, and was paid a consulting fee for those services.

3.

Dr. Smorada was a principal at VersaCore Industrial Corporation. In 2000, the Company entered into an agreement with VersaCore to purchase certain equipment from VersaCore. By mutual agreement, this purchase arrangement was subsequently cancelled.

The Board of Directors unanimously concluded that the above-rule listed relationships would not affect the independent judgment of the independent directors, based on their experience, character and independent means, and therefore do not preclude an independence determination.

Communications to the Board

The Board of Directors requests that any shareholders who desire to send communications to the Board mail those communications to:

Vice President of Legal Affairs

Microtek Medical Holdings, Inc.

512 Lehmberg Road

Columbus, Mississippi 39702

All mail addressed in this manner will be delivered to the chair or chairs of the committees with responsibilities touching most directly on the matters addressed in the communication.

Code of Conduct

All employees and directors of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer and principal accounting officer or controller, are required to comply with the Microtek Medical Holdings, Inc. Code of Conduct. This Code is available on the Company’s web site at www.microtekmed.com. The Company will disclose on its web site any amendments to or waivers from provisions of the Code as required by the rules of the Securities and Exchange Commission. The Board of Directors has also established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Complaints regarding these matters will be reviewed under Audit Committee direction and oversight.

Report of the Audit Committee

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (the “Commission”) or subject to Regulations 14A or 14C of the Commission or to the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

The Board of Directors maintains an Audit Committee comprised of three of the Company’s outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rule of the National Association of Securities Dealers, Inc. (“NASD”) that governs audit committee composition as currently in effect, including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200(a)(15) and Rule 10A-3(b)(1) of the Exchange Act. The Board has adopted a written Charter of the Audit Committee.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of the financial statements with United States generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006 with management and the independent auditors, including without limitation, a discussion with the independent auditors of the matters required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors the written disclosures required by the Independence Standards Board Standard No. 1 and discussed with the independent auditors their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with Securities and Exchange Commission.

AUDIT COMMITTEE

Rosdon Hendrix

Marc R. Sarni

Ronald L. Smorada

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, the Company’s executive officers and directors and any persons holding more than ten percent of the Company’s common stock are required to file with the Securities and Exchange Commission and The Nasdaq Stock Market reports of their initial ownership of the Company’s common stock and any changes in ownership of such common stock. Specific due dates have been established and the Company is required to disclose in its Annual Report on Form 10-K and Proxy Statement any failure to file such reports by these dates. Copies of such reports are required to be furnished to the Company. Based solely on its review of the copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that, during 2006, all of its executive officers, directors and persons owning more than 10% of its common stock complied with the Section 16(a) requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth, as of March 23, 2007, certain information regarding the beneficial ownership of common stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, (ii) each director and Named Executive Officer identified under “Executive Compensation” below, and (iii) all directors and executive officers as a group:

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Dan R. Lee (1)	978,078	2.25%
Roger G. Wilson (2)	558,938	1.29%
Mark Alvarez (3)	45,876	*
Kenneth F. Davis (4)	90,243	*
Michael E. Glasscock, III (5)	52,000	*
Rosdon Hendrix (6)	182,000	*
Gene R. McGrevin (7)	222,000	*
Marc R. Sarni (8)	27,000	*
Ronald L. Smorada (9)	41,500	*
Rutabaga Capital Management (10)	3,769,640	8.68%
Dimensional Fund Advisors Inc. (11)	3,674,652	8.47%
All directors and executive officers as a group (9 persons) (12)	2,197,635	5.06%

*	Represents less than 1% of the common stock
(1)	Includes options to acquire 885,081 shares exercisable within 60 days.
(2)	Includes options to acquire 476,250 shares exercisable within 60 days.
(3)	Includes options to acquire 35,000 shares exercisable within 60 days.

(4)	Includes options to acquire 47,000 shares exercisable within 60 days.
(5)	Includes options to acquire 52,000 shares exercisable within 60 days.
(6)	Includes options to acquire 77,000 shares exercisable within 60 days.
(7)	Includes options to acquire 32,000 shares exercisable within 60 days.
(8)	Includes options to acquire 27,000 shares exercisable within 60 days.
(9)	Includes options to acquire 22,000 shares exercisable within 60 days.
(10)

As reported by Rutabaga Capital Management in a Statement on Form 13G filed with the Securities and Exchange Commission. Rutabaga Capital Management’s address is 64 Broad Street, 3rd Floor, Boston, Massachusetts 02109.

(11)

As reported by Dimensional Fund Advisors Inc. in a Statement on Form 13G filed with the Securities and Exchange Commission. Dimensional Fund Advisors Inc.’s address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(12)	Includes options to acquire 1,653,331 shares exercisable within 60 days.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General Principles and Objectives. We seek to provide a compensation package for our executive officers which is sufficient to attract and retain qualified executive personnel, provide a secure level of base compensation, incentivize short and long-term performance objectives deemed important by our Board’s Compensation Committee without over emphasizing short-term performance objectives at the risk of long-term goals, and provide our executives with a stake in the Company’s value through ownership of our securities and other methods adopted by our Compensation Committee. In seeking to accomplish these objectives, we take into account the relative contributions of our senior management in addition to our executive officers by extending various executive compensation programs to key members of senior management.

Elements of Compensation. We maintain a multiple component compensation system designed to achieve the principles and objectives set forth above as described in the following paragraphs.

Base Salary. Base salary is the fixed amount of compensation payable bi-weekly regardless of performance. Our objectives in setting base salaries are to attract and retain qualified personnel properly motivated to act in the Company’s best interests and achieve the Company’s goals. Base salary levels are designed with various objective and subjective criteria in mind, including primarily historical compensation levels, contractual employment terms, and the desire to maintain a total compensation package which maintains appropriate emphasis on performance based compensation programs.

Annual Bonus Plan. We maintain an annual bonus plan designed to incentivize our executive officers to achieve our budgeted quarterly and annual financial objectives. As set forth in our Annual Executive Performance Bonus Plan, these financial objectives include a requirement to achieve a specified minimum earnings per share for the year generally equal to the amount we publicly forecast at the beginning of the year as our expected earnings per share for the year, and threshold, target and maximum performance goals for each quarter and for the year. The quarterly performance goals address budgeted amounts of accounts receivable plus inventory less payables (net assets), earnings before interest and taxes (EBIT), and return on net assets (EBIT divided by net assets). The Annual Executive Performance Bonus Plan does not reflect individual elements of an executive’s performance apart from the individual’s contributions toward achievement of the foregoing Company goals. The Annual Executive Performance Bonus Plan is tied to shareholder value by designing objectives which, if achieved, should increase shareholder value. We maintain a substantially similar annual performance bonus plan for our senior management personnel.

Long-Term Performance Bonus Plan. We maintain a Long-Term Performance Bonus Plan to provide an incentive for senior management (including our executives) to create sustainable shareholder value. Subject to the satisfaction of various determination criteria based upon the Company’s annual operating results, this Plan provides for bonuses in the form of awards of restricted stock under the Company’s previously adopted 1999 Long-Term Incentive Plan which provides for various types of stock and option awards. The criteria upon which bonuses may be earned under the Plan include the requirements that (1) net revenues of the Company for the preceding year must increase over net revenues of the Company for the prior year, and (2) the Company’s market capitalization at the end of the year must equal or exceed a variable benchmark market capitalization determined annually by formula. If these requirements are not satisfied for any particular year, no bonus would be earned under the Plan. In addition to the foregoing pass/fail requirements, the bonuses may be earned and are calculated based on the rate of increase in the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA). If all of these determination criteria are satisfied for any applicable year during the term of this Plan, then a bonus pool from which bonuses may be paid is calculated for such year equal to a variable percentage determined by formula based on the increase in amount of the Company’s EBITDA over the prior year’s EBITDA. The Compensation Committee designates participation levels for all participants in the Plan pursuant to award agreements granted under the Plan. The amount of participants’ bonuses under the Plan is based upon each participant’s allocated percentage multiplied by the amount of the bonus pool available for any particular year. Payments of bonuses are to be made in the form of restricted stock awards. These restricted stock awards vest in twenty-five percent (25%) increments on each anniversary date of the restricted stock award over four (4) years provided that the recipient’s employment has not previously been terminated.

The Company believes that EBITDA growth is the primary driver for the creation of sustainable shareholder value. The Plan was designed to reward management if management delivered this growth at specified rates. The Plan sets the minimum EBITDA growth hurdle as the higher of (1) ten percent (10%) or (2) the lower of (a) twenty percent (20%) or (b) the average annual EBITDA growth rates over the three preceding years. This boundary approach was taken to ensure that, for each year, there was a high performance requirement for growth as well as a reasonable target and thus incentive for management. The bonus pool is not funded until the hurdle is exceeded and then it is funded at the rate of 100% for the first five percent of excess growth and thereafter at a fifty percent rate. Payments under the Plan are made in the form of restricted stock, with vesting as described above, so as to create a retention component to the Plan. In addition, the restricted stock aspect of the Plan reinforces and aligns with the Company’s continuing effort to create sustainable shareholder value.

Sale of Business Bonus Program. We maintain a Sale of Business Bonus Program which is designed to increase the value of the Company to our shareholders in the event of a change in control of the Company. The Sale of Business Bonus Program sets a bonus pool determined as a percentage of the amount of appreciation in the price of the Company’s common stock from a base amount set at $1.90 per share to the price of a share of the Company’s common stock at which the event constituting a change of control (as defined) of the Company occurs. As currently adopted, the bonus pool uses the following levels of share appreciation and percentages of participation in such share appreciation to fund the bonus pool:

Share Appreciation	Market Capitalization (Share Appreciation multiplied by 43.4M)	Designated Bonus Percentage	Bonus Pool
$0.00 to $ 1.90	$82,460,000	0.00%	$0
$1.90 to $ 5.00	$134,540,000	3.00%	$4,036,200
$5.00 to $10.00	$217,000,000	3.50%	$7,595,000
$10.00 to $11.00	$43,400,000	4.00%	$1,736,000

Total Bonus Pool			$13,367,200

The $1.90 per share base at which the bonus pool begins to be funded under this bonus plan was determined based upon the closing price per share of the Company’s stock on August 7, 2002, the date on which the plan was initially adopted. The range of share appreciations and designated bonus percentages for each band of share appreciation was selected based upon a subjective evaluation by the Compensation Committee of the appropriate amount of incentive desired to be provided and the appropriate total amount of compensation payable under the plan after taking into account the amount of the equity ownership in the Company of participants in the plan, and the potential dilutive effect of the plan upon shareholders in the Company.

Equity Incentives. While we do not have a specific equity or security ownership requirement, we believe that ownership of a material stake in the equity of the Company is important for our executives and senior management and we design our executive compensation plans to provide our key personnel with an equity stake in the Company as a tool to align the interests of our executives with the interests of our shareholders. Prior to the change in the method of accounting for stock awards effective January 1, 2006, which results in recording additional compensation expense for those awards, we had adopted and completed the implementation of a program to increase the beneficial ownership of the Company held by our long-standing Chief Executive Officer and Chief Financial Officer through periodic awards of vested stock options. Effective with the change in method of accounting for equity awards, we have adopted a policy to cease equity awards to our employees absent either special circumstances deemed important by our Compensation Committee and awards earned in accordance with our Long-Term Performance Bonus Plan. Accordingly, we have not adopted a formal policy governing when stock options are granted, although our Compensation Committee is aware of the legal requirements and governance principles associated with the timing of stock option grants. We do not have a policy with respect to hedging of or maintaining margin loans against investments in Company securities.

Severance Benefits. We believe that it is important for the Company to be able to terminate its employment contracts with each of its executive officers if it elects to do so, whether with or without cause. In the event that we elect to terminate without cause any of those employment contracts before their expiration, we believe that the terminated employee should be entitled to reasonable severance. Based on arms-length negotiations of the employment agreements with our Chief Executive Officer and Chief Financial Officer, the severance for termination of employment by us without cause (as defined) or by the employee for good reason (as defined) is payable in a lump sum in an amount equal to the product of the highest amount of salary and annual performance bonus paid over the preceding two calendar years or to be paid over the then current calendar year multiplied by the number of years in the unexpired term of the employment contract, plus continuation of specified insurance benefits for the unexpired term of the employment contract. As the employment contract with our COO was negotiated at arms length, the severance benefits for our COO provide for one year of salary (payable at the Company’s election either in a lump sum or over one year) and the continuation of specified insurance benefits for one year. In the event of a termination of employment of any of our executive officers by us for cause or by the employee without good reason, no severance is payable. The definition of “cause” as used in our employment contracts may vary in certain respects from contract to contract. In general, the term “cause” is defined to include the employee’s conviction for a felony or a misdemeanor involving fraud, dishonesty or moral turpitude or the employee’s willful or intentional material breach of the employment contract which results in financial detriment that is material to the Company. The employment contract with our CEO and CFO states that the term “cause” does not include bad judgment, negligence or any act or omission that the employee believed in good faith to have been in or not opposed to the interest of the Company (without intent of the employee to gain therefrom, directly or indirectly, a profit to which he was not legally entitled). “Good Reason” is defined generally to mean any material breach of the employment contract by the Company, any material adverse change in the status, responsibilities or perquisites of the employee, any failure to continue the employee as an executive officer of the Company and, in the case of our CEO, the failure to nominate the CEO for election to our Board of Directors, or the reduction of the employee’s salary below the minimum salary of such employee as set forth in the employment contract.

Change in Control. We recognize that a possibility of a change in control of the Company may arise which may create uncertainty and questions among our executives and senior management resulting in a departure or distraction of management personnel to the detriment of the Company and its shareholders. In addition, we believe that if the Company or its shareholders receive a proposal for the transfer of control of the Company, our executives and management should be able to assess and advise the Company whether such proposal would be in the best interests of the Company and its shareholders and to take such other action regarding such proposal as the Board of Directors might determine to be appropriate without being influenced by the uncertainty of the employee’s own situation. To accomplish the foregoing objectives, the employment contracts for our CEO and CFO provide for enhanced severance in the event of termination of such employee’s employment (other than for cause or by reason of death or disability) within six (6) months following the event constituting a change in control (as defined). Severance under these circumstances for our CEO and CFO includes a lump sum payment in the amount equal to three times the highest of the CEO’s or CFO’s salary and annual performance bonus for the current year and each of the prior two years, and health, dental, $100,000 term life and disability insurance benefits, and for the CEO, a $250,000 life insurance benefit, until the latter of the unexpired portion of the current term of the employment contract or twelve months from the date of such termination or, if earlier, the commencement of equivalent benefits from any new employer. In addition to the foregoing, the CEO and CFO are entitled to a tax gross-up payment in an amount sufficient to reimburse them for any excise taxes payable on payments from the Company to such employee (including such reimbursement payment) and any federal, state and local income or other taxes on such reimbursement payment. In the event of any termination of employment of our COO within six months following an event constituting a change of control (as defined), other than a termination of employment as a result of death or disability or cause, our COO is entitled to a lump sum payment in cash in an amount equal to his current annual base salary plus continuation of health and dental insurance benefits until the earlier of the first anniversary of the date of such termination of employment or the commencement of equivalent benefits from any new employer.

Retirement. We do not provide retirement benefits for our executive officers other than the Company sponsored 401(k) plan which is made available on a non-discriminatory basis to all of our eligible employees.

Perquisites and Other Benefits. The Company provides welfare benefits to its executives on the same terms as to other eligible employees. Included among these welfare benefits are health and dental insurance, disability insurance and a $100,000 term life insurance policy. The Company also provides certain perquisites to certain of its executive officers described below in the Summary Compensation Table.

We do not maintain any policies and our compensation plans do not incorporate any terms for the adjustment or recovery of awards or payments if Company performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award.

Our Compensation Committee considers various federal taxation issues in connection with designing our compensation plans. The Compensation Committee is aware of the restriction under Section 162(m) of the Internal Revenue Code on the ability of the Company to deduct compensation payments in excess of $1 million in any calendar year unless various conditions have been complied with and that these restrictions may prohibit the Company from deducting payments which may in the future be made under its Long-Term Performance Bonus Plan, Sale of Business Bonus Plan and severance following a change in control of the Company. Because the Company maintains substantial deferred tax assets comprised of federal and state operating loss carryforwards, the Compensation Committee has not believed the non-deductibility of these contingent future payments to be a material factor to the Company. The Company has also considered elements of deferred compensation which under current law could result in adverse tax consequences to employees under Section 409A of the Internal Revenue Code. To date, the Compensation Committee has not taken any action with respect to those potential taxes. The Compensation Committee has also considered potential excise taxes on payments resulting from a change of control under Section 280G of the Internal Revenue Code, as discussed above.

Benchmark Studies. We previously engaged an expert compensation consultant to conduct a compensation study and survey to advise us whether the compensation of our executive officers is competitive when compared to similar positions with organizations in our industry’s marketplace and with our competitors, and whether the compensation of our executives is internally equitable. Our most recent compensation studies were conducted in 2000 (when the Company’s annual revenues were $54 million), and 2005 (when the Company’s annual revenues were $134 million) by Phillip Blount & Associates, Inc. The 2000 study was commissioned by the Company through management, while the 2005 study was commissioned by our Compensation Committee. In accordance with instructions provided by the Compensation Committee, our consultant examined a broad range of compensation data on comparable positions and organizations in similar industries ranging from $200 million to $300 million in revenues and proxy statement data on a peer group of companies identified by the Company with the assistance of management. The peer group consisted of Arrow International, Inc., Cantel Medical Corporation, ICU Medical, Inc., Integra Lifesciences Holding Corporation, Medical Action Industries, Inc., Merit Medical Systems, Inc., Owens & Minor, Inc., SRI Surgical Express, Inc., and Steris Corporation. Our consultant advised us about how the following elements of the compensation of our executive officers compared to the applicable industry and peer group benchmarks: salary, total cash compensation (salary plus cash bonuses) and long-term incentive compensation (Black Scholes value of restricted stock awards and stock option awards). The study concluded that:

•

When compared to similar positions in comparable organizations having revenues ranging from $200 million to $300 million, the Company is currently paying its executives around the twenty-fifth percentile of this market in both base and total cash compensation, suggesting that the Company is positioned at a competitive level that is appropriate at its current revenue level.

•

When compared to proxy data on the peer group of organizations, it appears that the Company is positioned at a competitive level for both base and total cash compensation given the size of the Company.

•

The data suggests that while the Company is below market in cash compensation, it is significantly more competitive in terms of long-term incentive opportunity (while the survey data indicated that the total Black Scholes value of long-term incentive compensation for the Company’s executives was substantially below its peer group, it was higher than the annual grants of the survey group of comparable organizations).

2006 Compensation.

Dan R. Lee, Chairman, President and Chief Executive Officer.

Salary. We increased Mr. Lee’s salary by seven percent to $375,000 effective April 1, 2006. This change in compensation was determined by the Compensation Committee deliberating at its March 2006 meeting after excusing Mr. Lee from the meeting for the duration of those deliberations. The change in compensation was based on a subjective evaluation of numerous factors by the Compensation Committee including, without limitation, CEO performance, the terms and probability of awards of bonuses for 2006 under the Company’s 2006 Annual Executive Performance Bonus Plan and Long-Term Performance Bonus Plan, the time since the last salary adjustment for Mr. Lee, salary expectations and salary adjustments for the Company’s CFO and COO, average Company-wide salary increases for 2006, the Company’s 2006 budget, the absence of bonuses to executives under the 2005 Annual Executive Performance Bonus Plan, and data from the Company’s 2005 compensation benchmark study. Based on a similar analysis and rationale, the Compensation Committee acted at its March 2007 meeting to increase Mr. Lee’s salary by four percent to $390,000 effective April 1, 2007.

Annual Bonus. We did not formally adopt a 2006 Annual Executive Performance Bonus Plan although our Compensation Committee worked on preparing that bonus plan and the Company maintained a budget and financial forecast based upon which the Committee regularly reviewed on a quarterly basis the Company’s performance relative to the criteria under which bonuses could be paid under the Company’s standard Annual Executive Performance Bonus Plan. As described in the general description of the Annual Executive Performance Bonus Plan, certain threshold and target levels of financial objectives must be met in order to earn the annual bonus. Based on the Company’s 2006 performance, the threshold requirement of earnings of $0.166 per share was exceeded. Additionally, the Compensation Committee has determined that the targeted financial objectives related to Adjusted Net Working Capital (as defined by the Compensation Committee), EBIT and Return on Net Assets was met for the first, second and third quarter of 2006. Mr. Lee’s potential bonus for 2006 was seventy-five percent of his base salary for 2006, or $281,250. As a result of the Company’s performance in 2006 and the Compensation Committee’s determinations, the bonus earned by Mr. Lee under the Annual Executive Bonus Plan for 2006 was $208,125.

Long-Term Performance Bonus Plan. With respect to the Long-Term Performance Bonus Plan for 2006, the Compensation Committee determined, based on the Company’s performance for the year, that the required Annual Growth Rate of EBITDA did not exceed the Base Growth Rate Target for 2006, and therefore, no bonuses were earning under the Long-Term Performance Bonus Plan in 2006. Mr. Lee has been allocated a thirty percent bonus potential under the Long-Term Performance Bonus Plan and Sale of Business Bonus Plan.

Other. There were no other changes to any other material elements of Mr. Lee’s compensation for 2006.

Roger G. Wilson, Chief Financial Officer, Treasurer and Secretary.

Salary. We increased Mr. Wilson’s salary by eleven percent to $205,000 effective April 1, 2006. This change in compensation was determined by the Compensation Committee deliberating at its March 2006 meeting based on the same factors as described above with respect to the change in the CEO’s salary and based on input from the CEO. Based on a similar analysis and rationale, the Compensation Committee acted at its March 2007 meeting to increase Mr. Wilson’s salary by four percent to $213,200 effective April 1, 2007.

Annual Bonus. Mr. Wilson’s potential bonus for 2006 was fifty percent of his base salary for 2006 or $102,500. As a result of the Company’s performance in 2006 and the Compensation Committee’s determinations described above with respect to the CEO’s annual bonus, the bonus earned by Mr. Wilson under the Annual Executive Bonus Plan for 2006 was $75,850.

Long-Term Performance Bonus Plan. As described above, with respect to the CEO, no bonus was earned under the Long-Term Performance Bonus Plan for 2006. Mr. Wilson has been allocated a ten percent bonus potential under the Long-Term Performance Bonus Plan and Sale of Business Bonus Plan.

Other. There were no other changes to any other material elements of Mr. Wilson’s compensation for 2006.

Mark J. Alvarez, Chief Operating Officer.

Salary. We increased Mr. Alvarez’s salary by four percent to $235,000 effective April 1, 2006. This change in compensation was determined by the Compensation Committee deliberating at its March 2006 meeting based on the same factors as described above with respect to the change in the CEO’s salary, input from the CEO and the fact that Mr. Alvarez was initially hired in August 2005. Based on a similar analysis and rationale, the Compensation Committee acted at its March 2007 meeting to increase Mr. Alvarez’s salary by four percent to $244,400 effective April 1, 2007.

Annual Bonus. Mr. Alvarez’s potential bonus for 2006 was fifty percent of his base salary for 2006 or $117,500. As a result of the Company’s performance in 2006 and the Compensation Committee’s determinations described above with respect to the CEO’s annual bonus, the bonus earned by Mr. Alvarez under the Annual Executive Bonus Plan for 2006 was $85,906.

Long-Term Performance Bonus Plan. As described above, with respect to the CEO, no bonus was earned under the Long-Term Performance Bonus Plan for 2006. Mr. Alvarez has been awarded a ten percent bonus potential under the Long-Term Performance Bonus Plan and Sale of Business Performance Bonus Plan.

Other. There were no other changes to any other material elements of Mr. Alvarez’s compensation for 2006.

Conclusion. The Compensation Committee believes that the mix of compensation described above and the total compensation earned by our executives for 2006 was appropriate. Our Compensation Committee has in the past considered a tally sheet itemizing and providing a total amount of compensation actually or potentially payable to each of our executive officers, although the Compensation Committee did not review a tally sheet for our executive officers in 2006. The Committee will continue to evaluate all material elements of compensation on at least an annual basis.

Compensation Committee Report

The following Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulations 14A or 14C of the Commission or to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

COMPENSATION COMMITTEE

Rosdon Hendrix

Kenneth F. Davis

Marc R. Sarni

Compensation Tables

The following table sets forth the cash and non-cash compensation paid by the Company to the Company’s chief executive officer and chief financial officer and each of the other persons who served as an executive officer of the Company during all or a portion of 2006 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)		Total ($)
Dan R. Lee Chairman, President and Chief Executive Officer	2006	$367,854	$208,125	$33,405	(1)	$609,384

Roger G. Wilson Chief Financial Officer, Treasurer and Secretary	2006	$199,297	$75,850	$25,383	(2)	$300,529

Mark J. Alvarez Chief Operating Officer	2006	$232,181	$85,906	$9,285	(3)	$327,372

(1)	This amount represents $14,712 in contributions to a 401(k) plan, $2,036 premiums paid for a $250,000 term life insurance policy, an automobile allowance and country club dues.
(2)	This amount represents $7,969 in contributions to a 401(k) plan, an automobile allowance and country club dues.
(3)	This amount represents $9,285 in contributions to a 401(k) plan.

Employment Arrangements

Messrs. Lee and Wilson are each a party to a three-year employment agreement with the Company which commenced on October 20, 2002, and renewed for an additional three year term on October 20, 2005. These employment agreements automatically renew for successive three year terms unless advance notice of non-renewal is given by either party. Pursuant to each such respective employment agreement, Mr. Lee will serve as President and Chief Executive Officer of the Company and Mr. Wilson will serve as Chief Financial Officer of the Company. Each employment agreement specifies a minimum salary and benefits payable during the term of the employment agreement, and contains restrictive covenants including covenants relating to the protection of confidential information and restricting competition against the Company. Each employment agreement is terminable by the Company or the employee with or without cause. In the event of a termination of the employment agreement by the Company without cause, or by the employee for good reason (as the terms “cause” and “good reason” are defined), the employee will generally be entitled to severance equal to the employee’s salary and annual performance bonus for the unexpired portion of the remaining term of the employment agreement and continued welfare benefits (such as health insurance) for the unexpired term of the employment agreement. In the event of any termination of the employee’s employment following a change of control (as defined) of the Company, other than a termination of employment as a result of death or disability or cause, the Company is obligated to pay the employee an amount equal to three times the largest of the employee’s annual salary and annual performance bonus over the current or the prior two years plus certain other amounts primarily involving the continuation of welfare benefits following the date of such termination of employment. In the event that any of these payments to the employee will result in excise taxes imposed under the Internal Revenue Code, then the payments to the employee will be increased by an amount (i.e., a tax gross-up payment) sufficient to pay all of the employee’s excise taxes on such payments and any income, excise or other taxes on the gross-up payment to the employee.

The Company hired Mark J. Alvarez as the Chief Operating Officer of the Company effective August 1, 2005. In connection with the foregoing, the Company and Mr. Alvarez entered into an Employment Agreement effective as of August 1, 2005. The Employment Agreement has a term of 38 months, specifies a minimum annual base salary, and contains restrictive covenants including covenants relating to the protection of confidential information and restricting competition against the Company. The Employment Agreement is terminable by the Company or the employee with or without cause. In the event of the termination of the Employment Agreement by the Company without cause (as the term “cause” is defined in the Employment Agreement), Mr. Alvarez is generally entitled to severance equal to one year’s salary and the Company will maintain in full force and effect at the Company’s expense for the continued benefit of the employee and his dependents until the first anniversary of the date of such termination of employment (or, if earlier, upon the commencement date of equivalent benefits from a new employer) the Company’s health and dental insurance benefits. In the event of any termination of the employee’s employment within six months following a change of control (as defined) of the Company, other than a termination of employment as a result of death or disability or cause, the employee is entitled to the same benefits as payable in the event of a termination of employment by the Company without cause.

The Company maintains an Annual Executive Performance Bonus Plan for the Company’s executive personnel. Under this Plan, which is described in greater detail under Compensation Discussion and Analysis above, executive personnel are eligible for bonuses of 50 percent to 75 percent of their total base salary if the Company’s financial performance meets or exceeds specified quarterly and annual financial objectives. The Company maintains a similar bonus plan for its non-executive salaried personnel. If the Company’s actual performance exceeds or is less than the target goals for the year (subject to specified minimum performance criteria and maximum bonus potential), the bonus payments may exceed or be less than the stated bonus potential.

The Company maintains a Long-Term Performance Bonus Plan which provides for the award of restricted stock under the Company’s previously adopted 1999 Long-Term Incentive Plan beginning in 2007 subject to satisfaction of various determination criteria based on the Company’s annual operating results. These criteria which are described in greater detail under Compensation Discussion and Analysis above, include requirements that (1) net revenues of the Company for the preceding year must increase over net revenues of the Company for the prior year, (2) the Company’s market capitalization at the end of the preceding year must equal or exceed a specified benchmark market capitalization at the end of such year, and (3) the rate of increase in Company’s EBITDA for the preceding year must exceed a specified base growth rate in the Company’s EBITDA. If all of these determination criteria are satisfied, then a bonus pool from which bonuses may be paid is calculated for such year equal to a specified percentage of that portion of the Company’s EBITDA for the preceding year which exceeds a specified increased amount of the Company’s EBITDA over prior years. The Compensation

Committee may from time to time designate participation levels for eligible participants in the Plan pursuant to award agreements set forth in the Plan. The amount of bonuses under the Plan is based upon each Participant’s allocated percentage multiplied by the amount of the bonus pool available for any particular year. Payments of bonuses are to be made in the form of restricted stock awards under the Company’s 1999 Long-Term Incentive Plan, as amended, as previously approved by the Company’s shareholders. These restricted stock awards vest in 25% increments on each anniversary date of the restricted stock award over four years provided that the recipient’s employment has not previously been terminated.

The Company maintains a Sale of Business Bonus Program which is designed to increase the value of the Company to the Company’s shareholders in the event of a change of control of the Company. The Sale of Business Bonus Program establishes a bonus pool determined as a percentage of appreciation in the price of the Company’s common stock from a pre-established base amount (which is currently $1.90 per share) to the price of a share of the Company’s common stock at which the event constituting a change of control (as defined) of the Company occurs. This bonus plan and the bonus pool under this plan are described in greater detail under Compensation Analysis and Discussion above.

The bonus pool under the Long-Term Performance Bonus Plan and Sale of Business Bonus Program may be allocated among employees of the Company as from time-to-time determined by the Compensation Committee of the Board of Directors, and these bonus programs may be modified from time-to-time as determined by the Board of Directors.

Employee Benefit Plans

1992 Stock Option Plan. In April 1992, the Board of Directors and shareholders of the Company adopted a Stock Option Plan (the “1992 Stock Option Plan”). The 1992 Stock Option Plan terminated on April 27, 2002. As of March 23, 2007, options to purchase 745,337 shares of common stock were outstanding under the 1992 Stock Option Plan. The expiration of the 1992 Stock Option Plan, which occurred on April 27, 2002, does not affect options outstanding under that Plan.

1999 Stock Option Plan. In March 1999, the Board approved and in May 1999 the Company’s shareholders ratified, the adoption of the Company’s 1999 Long-Term Incentive Plan (the “1999 Stock Option Plan”). As amended to date, the 1999 Stock Option Plan currently provides for the issuance of options and other stock awards to acquire shares of common stock up to a maximum of 5,345,000 shares (subject to appropriate adjustment in the event of stock splits, stock dividends and other similar dilutive events). Options and other stock awards may be granted under the 1999 Stock Option Plan to employees of the Company and certain subsidiaries and affiliated businesses, and to directors, consultants and other persons providing key services to the Company.

The Compensation Committee of the Board of Directors determines the terms and conditions of options granted under the 1999 Stock Option Plan, including the exercise price, which generally may not be less than the fair market value of the Company’s common stock on the date of grant. Awards under the 1999 Stock Option Plan may be settled through cash payments, the delivery of shares of common stock, or a combination thereof as the Committee shall determine.

The 1999 Stock Option Plan may be terminated or amended by the Board of Directors at any time, except that the following actions may not be taken without shareholder approval: (a) increasing the number of shares that may be issued under the 1999 Stock Option Plan (except for certain adjustments provided for under the 1999 Stock Option Plan), or (b) amending the 1999 Stock Option Plan provisions regarding the limitations on the exercise price. In the event of a change of control (as defined generally to include the acquisition by an individual, entity or group of more than 15% of the outstanding common stock of the Company, a merger or consolidation of the Company or a sale by the Company of all or substantially all of the Company’s assets), any award granted under the 1999 Stock Option Plan shall become exercisable except to the extent (a) the award otherwise provides or (b) the exerciseability of such award will result in an “excess parachute payment” within the meaning of the Code. The 1999 Stock Option Plan is unlimited in duration and, in the event of 1999 Stock Option Plan termination, shall remain in effect as long as any awards under it are outstanding, except no incentive stock options may be granted under the 1999 Stock Option Plan on a date that is more than ten years from the date the 1999 Stock Option Plan is approved by shareholders. Each option expires on the date established by the Compensation Committee at the time of the grant, except the expiration cannot be later than the earliest of ten years from the date on which the option was granted, if the participant’s date of termination occurs for reasons other than retirement or early retirement, the one year anniversary of such date of termination, or if the participant’s date of termination occurs by reason of retirement or early retirement, the three year anniversary of such date of termination.

On December 20, 2005, the Compensation Committee of the Board of Directors resolved to accelerate the vesting of all unvested stock options previously awarded to the Company’s employees. As a result of this action, options to purchase approximately 950,000 shares of the Company’s common stock at exercise prices ranging from $1.90 to $4.72 per share and having a weighted average exercise price of $3.96 became exercisable immediately. Included in the options accelerated by this action were 35,000 options held by Mark J. Alvarez, the Company’s Chief Operating Officer. None of the Company’s other executive officers or its non-employee directors were affected by this action. The exercise prices and number of shares subject to the accelerated options remain unchanged. The decision to accelerate the vesting of these stock options was made to eliminate future non-cash compensation expense that would otherwise have been recorded in the Company’s statement of operations in future periods upon adoption of Statement of Financial Accounting Standard No. 123R, “Share-Based Payment” (“SFAS No. 123R”) on January 1, 2006. Upon adoption, SFAS No. 123R requires that all future share-based payments to employees, officers and directors, including grants of employee stock options, be recognized as compensation expense in the Company’s financial statements at the grant date.

As of March 23, 2007, options to purchase 3,037,500 shares of common stock were outstanding under the 1999 Stock Option Plan and 1,607,100 shares of common stock were available for future awards under the 1999 Stock Option Plan.

Employee Stock Purchase Plan. In March 1999 the Board approved and in May 1999 the Company’s shareholders ratified, the adoption of the Company’s Employee Stock Purchase Plan for employees of the Company and its subsidiaries (the “1999 Stock Purchase Plan”). The 1999 Stock Purchase Plan was established pursuant to the provisions of Section 423 of the Code to provide a method whereby all eligible employees of the Company may acquire a proprietary interest in the Company through the purchase of common stock. Under the 1999 Stock Purchase Plan, payroll deductions are used to purchase the Company’s common stock. An aggregate of 700,000 shares of common stock of the Company were reserved for issuance under the 1999 Stock Purchase Plan. Through December 31, 2006, a total of 595,367 shares of common stock had been purchased under such plan, leaving 104,633 shares of common stock available for issuance under such plan in the future. On March 8, 2007, the Board of Directors of the Company approved, adopted and recommended to the shareholders an amendment and restatement of the 1999 Stock Purchase Plan by virtue of the adoption of the 2007 Employee Stock Purchase Plan. For a more detailed description of the proposal related to the 2007 Employee Stock Purchase Plan, see “Adoption of Stock Purchase Plan” above.

Stock Options

The Company did not grant any options to its Named Executive Officers in 2006.

The following table sets forth information regarding stock options and restricted stock held by the Company’s Named Executive Officers at December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date
Dan R. Lee	35,081 12,500 237,500 100,000 100,000 100,000 100,000 100,000 100,000	— — — — — — — — —	$ $ $ $ $ $ $ $ $	2.1250 1.1875 1.6600 1.9000 2.2500 3.5900 5.0200 3.9900 3.6300	2/25/2009 11/30/2010 5/16/2011 8/7/2012 2/1/2013 8/1/2013 2/2/2014 8/2/2014 5/18/2015

Roger G. Wilson	15,000 5,000 6,250 75,000 75,000 75,000 75,000 75,000 75,000	— — — — — — — —	$ $ $ $ $ $ $ $ $	2.2813 2.1250 1.1875 1.6600 1.9000 2.2500 3.5900 5.0200 3.9900	5/26/2008 2/25/2009 11/30/2010 5/16/2011 8/7/2012 2/1/2013 8/1/2013 2/2/2014 8/2/2014

Mark J. Alvarez	35,000	—		$3.6700	8/10/2015

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation plans and arrangements to which the Named Executive Officers would be entitled upon termination of employment. The table assumes each executive terminated his employment as of December 29, 2006 using and the closing market price of $4.60 per share for our common stock as of that date to determine certain payments.

	Cash Severance Payment	Sale of Business Bonus Program	Continuation Of Medical/ Welfare Benefits	Excise Tax Gross-up	Total Termination Benefits
Dan R. Lee
• Termination, without cause or for good reason(1)	$1,051,223	0	$33,996	0	$1,085,219
• Termination after change in control (CIC)(2)	$1,757,937	$1,054,620	$33,996	$1,149,142	$3,995,695

Roger G. Wilson
• Termination, without cause or for good reason(1)	$506,299	0	$19,607	0	$525,906
• Termination after change in control (CIC)(2)	$855,441	$351,540	$19,607	$466,036	$1,692,624

Mark J. Alvarez
• Involuntary termination, without cause(3)	$235,000	0	$16,992	0	$251,992
• Termination after change in control (CIC)(4)	$235,000	$351,540	$29,735	0	$616,275

(1)

In the event of involuntary termination by the Company without cause or by the employee for good reason (as “cause” and “good reason” are defined in the employment agreement), Messrs. Lee and Wilson are entitled to severance payable in a lump sum equal to the number of years remaining under the unexpired portion of their respective employment agreements multiplied by the largest of the employee’s salary and annual performance bonus over the current or the two years preceding the date of the termination of employment plus continuation of health, dental, term life and disability insurance. The employees remain subject to standard non-competition covenants for the unexpired portion of the employment agreement. The Company may require as a condition to making any such severance payments that the employees have executed a customary release and covenant not to sue in favor of the Company.

(2)

In the event of a termination of the employee’s employment within six months following the occurrence of a change of control, the employee is entitled to severance in an amount equal to three times the largest of the employee’s annual salary and annual performance bonus over the current or the prior two years plus the continuation of the welfare benefits described in note above for the unexpired term of the employment agreement or one year, whichever is longer. The employee may elect to receive the discounted present value of the cost to the Company of maintaining such welfare benefits in lieu of the continuation of these benefits. In the event of any payments to the executive following a change of control would result in excise taxes, then the payments to the executive will be increased by an amount sufficient to pay those excise taxes and any income, excise or other tax on the gross-up payment to the employee.

(3)

In the event of a termination of Mr. Alvarez’s employment without cause, Mr. Alvarez is generally entitled to a severance equal to one year’s salary payable at the Company’s election either in a lump sum (in which case such payment would be reduced to its present value) or over one year, and the Company will maintain at the Company’s expense for the continued benefit of Mr. Alvarez and his dependents until the first anniversary of the date of such termination of employment, or if earlier, upon the commencement date of equivalent benefits for a new employer, the Company’s health and dental insurance benefits. In consideration of such payments, Mr. Alvarez would remain subject to customary non-competition covenants for one year following such termination of employment, and the Company may require as a condition to making any such severance payments that the employee execute a customary release and covenant not to sue in favor of the Company.
(4)

In the event of a termination of the Mr. Alvarez’s employment within six months following a change of control of the Company, Mr. Alvarez is entitled to the same benefits described in footnote 3 for a termination of employment without cause.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Director Compensation

The following table shows the compensation paid to our non-employee directors for the 2006 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Kenneth F. Davis	$28,500	$3,107	$31,607
Michael E. Glasscock, III	$29,250	$3,107	$32,357
Rosdon Hendrix	$42,750	$3,107	$45,857
Gene R. McGrevin	$31,000	$3,107	$34,107
Marc R. Sarni	$30,000	$3,107	$33,107
Ronald L. Smorada	$29,500	$3,107	$32,607

(1)	The following directors hold nonqualified stock options as of March 23, 2007 covering the following number of shares of the Company’s common stock:

Kenneth F. Davis	47,000
Michael E. Glasscock, III	52,000
Rosdon Hendrix	77,000
Gene R. McGrevin	32,000
Marc R. Sarni	27,000
Ronald L. Smorada	22,000

Directors who are not also employees of the Company (“Nonemployee Directors”) receive a retainer of $25,000 per year payable in a lump sum following each annual meeting of shareholders. Meeting fees are payable to the Nonemployee Directors as follows:

•	For each quarterly meeting of the Board of Directors which a Nonemployee Director attends in person, a fee of $1,500 per meeting;

•

For each special meeting of the Board of Directors or of the Board’s standing Audit, Compensation or Nominating Committee which a Nonemployee Director attends in person other than the regular quarterly meetings of the Board of Directors or of its standing committees, a fee of $1,000 per meeting; and

•

For each meeting of the Board of Directors or of the Board’s standing Audit, Compensation or Nominating Committee which a Nonemployee Director attends telephonically other than as a part of the regular quarterly meetings of the Board of Directors or of its standing committees, a fee of $500 per meeting.

In recognition of added responsibilities for chairing the Board’s standing committees, the Company pays the chair of the following standing committees an annual fee in the respective amounts stated below, payable quarterly:

Audit Committee Chair	$10,000
Compensation Committee Chair	$7,000
Nominating Committee Chair	$5,000

Nonemployee Directors are reimbursed upon request for reasonable expenses incurred in attending Board of Director or committee meetings.

At each regular annual meeting of shareholders, the Company grants to each Nonemployee Director a non-qualified stock option covering 2,000 shares of common stock (except that such stock option covers 25,000 shares of common stock for Nonemployee Directors upon their initial election as a director of the Company). Each of these stock options has an exercise price equal to the fair market value of the Company’s common stock on the date of grant. These option grants may be exercised only by the optionee until the earlier of five years after the date of grant or one year after ceasing to be a director of the Company.

Nonemployee Directors may elect to enroll themselves and their eligible dependents in the Company’s group health insurance plan provided that the enrolled director pays the premium cost incurred by the Company to maintain such insurance benefits. Mr. McGrevin is the only Nonemployee Director who has elected to enroll in such benefit.

The Company’s Articles of Incorporation adopt the provisions of the Georgia Business Corporation Code (the “Corporation Code”) providing that no member of the Company’s Board of Directors shall be personally liable to the Company or its shareholders for monetary damages for any breach of his duty of care or any other duty he may have as a director, except liability for any appropriation, in violation of the director’s duties, of any business opportunity of the Company, for any acts or omissions that involve intentional misconduct or a knowing violation of law, for liability under the Corporation Code for unlawful distributions to shareholders, and for any transaction from which the director receives an improper personal benefit.

The Company’s Bylaws provide that each officer and director shall be indemnified for all losses and expenses (including attorneys’ fees and costs of investigation) arising from any action or other legal proceeding, whether civil, criminal, administrative or investigative, including any action by and in the right of the Company, because he is or was a director, officer, employee or agent of the Company or, at the Company’s request, of any other organization. In the case of action by or in the right of the Company, such indemnification is subject to the same exceptions, described in the preceding paragraph, that apply to the limitation of a director’s monetary liability to the Company. The Bylaws also provide for the advancement of expenses with respect to any such action. The Bylaws permit the Company to enter into agreements providing to each officer or director indemnification rights substantially similar to those set forth in the Bylaws, and such agreements have been entered into between the Company and each of the members of its Board of Directors and certain of its executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In May 2000, the Company and certain of its affiliates and employees organized Global Resources, Inc. (“GRI”). From its manufacturing facilities located in China, GRI provides certain material sourcing and manufacturing of various Microtek’s products where such supply arrangements are advantageous to Microtek based on favorable pricing and other considerations. During 2006, 2005, and 2004, the Company paid a total of $8,483,778, $5,472,080, and $6,643,308, respectively, for products supplied, services rendered and expenses incurred by GRI for the benefit of the Company. The Company and a non-executive member of the Company’s management own 19.5 percent and 30 percent, respectively, of GRI. Accordingly, the Company accounts for its investment in GRI under the equity method. The Company’s investment in GRI was approximately $751,000 and $502,000 at December 31, 2006 and 2005, respectively.

The Company has adopted a Statement of Policy with Respect to Related Party Transactions. The Policy states that any related party transaction, as defined in the Policy, shall be consummated or shall continue only if the Board of Directors or a committee of the Board shall approve or ratify such transaction, or the transaction involves either compensation approved by the Company’s Compensation Committee or compensation of directors. The Policy defines the term “related party transaction” in a manner consistent with SEC regulations at

Item 404(a) of Regulation S-K. The Board of Directors has determined that the Audit Committee is generally the appropriate body to review and authorize related party transactions. In reviewing and considering related party transactions, the Policy states that the Audit Committee shall examine all factors it deems relevant including, among other things, the business purpose of the transaction, the terms of the transaction and issues related to the Company’s code of conduct and governance matters.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Independent Public Accountants

The Audit Committee selected KPMG LLP to audit the financial statements of the Company for the fiscal year ended December 31, 2006. The Audit Committee has not yet appointed the Company’s auditors for 2007. It is expected that a representative of KPMG LLP will be present at the Meeting to respond to any appropriate questions and to make a statement on behalf of his or her firm, if such representative so desires.

Audit Fees

Aggregate fees for professional services rendered by the Company’s principal accountant for the audit of the Company’s 2006 and 2005 annual financial statements and review of financial statements included in Forms 10-Q or services that are normally provided in connection with statutory engagements for its financial statements for those years were approximately $667,000 and $585,000, respectively.

Audit-Related Fees

There were no audit-related fees billed in 2006 or 2005 which have not been included in “Audit Fees” above.

Tax Fees

The aggregate fees billed in 2006 and 2005 for professional services rendered by the Company’s principal accountant for tax compliance, tax advice and tax planning services were approximately $31,900 and $20,500, respectively. These fees related primarily to tax compliance services provided to the Company’s United Kingdom and Netherlands subsidiaries.

All Other Fees

There were no fees paid in 2006 or 2005 for services provided by the Company’s principal accountant, other than those described under the preceding three paragraphs.

Policy on Pre-Approval of Independent Auditor Services

The Audit Committee has adopted a written policy providing guidelines and procedures for the pre-approval of all audit and permissible non-audit services provided by the Company’s independent auditors. This policy contemplates that the independent auditors will provide to the Audit Committee a proposed engagement letter and an audit service fee proposal during the first quarter of each of the Company’s fiscal years with a target of approving an engagement letter and appointing an independent auditor for the audit of the Company’s financial statements as of and for the year ended during such fiscal year prior to the review by the Company’s independent auditor of the Company’s financial statements for the Company’s first quarter. For non-audit services, Company’s management is expected to submit to the Committee for approval a list of non-audit services that it recommends that the Committee engage the independent auditor to provide for the fiscal year, together with a budget estimating non-audit service spending for the fiscal year. The Committee must approve both the engagement of the auditor to provide the non-audit services and the budget for such services prior to commencing the engagement. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Audit Committee approved all of the audit, audit related and tax services of the Company’s principal accountant described in the preceding paragraphs.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals to be presented at the 2008 Annual Meeting of Shareholders of the Company must be received at the Company’s executive offices at 13000 Deerfield Parkway, Suite 300, Alpharetta, Georgia 30004, addressed to the attention of the Secretary, by December 21, 2007, in order to be included in the proxy statement and form of proxy relating to such meeting. Appropriate proposals of shareholders intended to be presented at the Company’s 2008 annual meeting without inclusion in the Company’s proxy statement must be received by the Company, at the above address and attention, by January 20, 2008 in order to be considered timely and must comply with Section 2.13 of the Company’s Amended and Restated Bylaws. If the date of the next annual meeting is advanced or delayed by more than 30 calendar days from the date of the annual meeting to which this Proxy Statement relates, the Company shall, in a timely manner, inform its shareholders of the change, and the date by which proposals of shareholders must be received.

ANNUAL REPORT

The Company’s 2006 Annual Report is concurrently being mailed to shareholders. The Annual Report contains consolidated financial statements of the Company and the report thereon of KPMG LLP, independent public accountants.

By Order of the Board of Directors

Roger G. Wilson,

Secretary

April 19, 2007

Exhibit A

MICROTEK MEDICAL HOLDINGS, INC.

EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose.

Microtek Medical Holdings, Inc. 2007 Employee Stock Purchase Plan (the “Plan”) is being established for the benefit of employees of Microtek Medical Holdings, Inc., a Georgia corporation (the “Company”), its wholly owned subsidiaries and any subsequently designated subsidiaries of the Company. The Plan is intended to provide the employees of the Employer with an opportunity to purchase common shares, $0.001 par value, of the Company (the “Shares”), through accumulated payroll deductions. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code, and the provisions of the Plan shall be construed in a manner consistent with the requirements of such Section of the Code. This Plan constitutes an amendment and restatement of the Company’s 1999 Employee Stock Purchase Plan (the “1999 Plan”) under which 104,633 shares (the “1999 Plan Shares”) remain available for issuance as of the Effective Date set forth in Section 2.2 hereof in respect of the 1999 Plan Shares. Subject to this Plan becoming effective, the 1999 Plan Shares shall be issued under and governed by the terms of this Plan.

2.	Definitions.

(a) “Acquired Business” shall mean any business designated as such by the Board or the Committee in the exercise of their respective sole discretion which is acquired by the Company or a Designated Subsidiary for purposes of substantially continuing the operations of such business as those operations existed prior to the acquisition of such business by the Company or any of its Designated Subsidiaries.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Change in Capitalization” shall mean any increase, reduction, or change or exchange of Shares for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, share dividend, share split or reverse share split, combination or exchange of shares, repurchase of Shares, change in corporate structure or otherwise.

(d) “Change in Control” of the Company shall have the meaning given in Section 16(b) hereof.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f) “Committee” shall mean the Compensation Committee or any other committee of members of the Board appointed by the Board to administer the Plan and to perform the functions set forth herein.

(g) “Company” shall mean Microtek Medical Holdings, Inc., a corporation organized under the laws of the State of Georgia, or any successor corporation.

(h) “Compensation” shall mean the fixed salary, wages, commissions, overtime pay and bonuses paid by an Employer to an Employee as reported by the Employer to the United States government for Federal income tax purposes, including an Employee’s portion of compensation deferral contributions pursuant to Section 401(k) of the Code, any amount excludable pursuant to Section 125 of the Code and/or any non-qualified compensation deferral, but excluding any foreign service allowance, severance pay, expenses or any benefit paid by a third-party payer under any employee plan maintained by the Employer.

(i) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Employee’s Employer, if such leave is for a continuous period of not more than one year or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(j) “Designated Subsidiaries” shall mean the Subsidiaries of the Company which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan, which may include corporations which become Subsidiaries of the Company after the adoption of the Plan.

(k) “Effective Date” shall have the meaning set forth in Section 22 hereof.

(l) “Employee” shall mean any person, including an officer, who as of a Grant Date is regularly employed by the Company or a Designated Subsidiary of the Company and who has completed Three Months of Service.

(m) “Employer” shall mean, as to any particular Employee, the corporation which employs such Employee, whether it is the Company or a Designated Subsidiary of the Company.

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(o) “Exercise Date” shall mean the last business day of each Offering Period, except as the Committee may otherwise provide. For purposes of the Plan, the term “business day” means a day on which there is permitted trading of the Shares on The Nasdaq National Market or on a national securities exchange, whichever is applicable; and if neither is applicable, a day that is not a Saturday, Sunday or legal holiday in the State of Georgia.

(p) “Fair Market Value” per Share as of a particular date shall mean:

(i)

the closing sales price, regular way for the Shares on any national securities exchange on which the Shares are actively traded on such date (or if such exchange was not open for trading on such date, the next preceding date on which it was open); or

(ii)

if there is no price as specified in (i), the mean of the last reported bid-and-asked quotations regular way, for the Shares on such exchange on such date (or if there was no such quotations on such date, the next preceding date); or

(iii)

if there also is no price as specified in (ii), the closing sales price, regular way, or in the absence thereof the mean of the last reported bid-and-asked quotations, for the Shares on the other exchange on which the Shares are permitted to trade having the greatest volume of trading in the Shares during the 30-day period preceding such date, on such date (or if there were no such quotations on such date, the next preceding date); or

(iv)

if there also is no price as specified in (iii), the final reported sales price, or if not reported in the following manner, the highest bid quotation, in the over-the-counter market for the Shares as reported by the National Association of Securities Dealers Automatic Quotation System, or if not so reported, then as reported by the National Quotation Bureau Incorporated, or if such organization is not in existence, by an organization providing similar services, on such date (or if such date is not a date for which such system or organization generally provides reports, then on the next preceding date for which it does so); or

(v)

if there also is no price as specified in (iv), the price determined by the Committee by reference to the bid-and-asked quotations for the Shares provided by members of an association of brokers and dealers registered pursuant to subsection 15(b) of the Exchange Act, which members make a market in the Shares, for such recent dates as the Committee shall determine to be appropriate for fairly determining current fair market value; or

(vi)	if there also is no price as specified in (v), the price determined by the Committee for the date in question.

(q) “Grant Date” shall mean the first business day of an Offering Period.

(r) “Offering Period” shall mean each twelve (12) month period commencing on January 1 and ending December 31 during the Term of the Plan, except that the Committee shall have the power to change the duration of Offering Periods; however, no option granted under the Plan shall be exercisable more than twenty-seven (27) months from its Grant Date. Notwithstanding the foregoing, the first Offering Period following the adoption of the Plan began on the Effective Date with respect to the 1999 Plan Shares and shall end on December 31, 2007, unless otherwise determined by the Committee.

(s) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an option, each of the corporations other than the Company owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

(t) “Participant” shall mean an Employee who participates in the Plan.

(u) “Plan” shall mean this Microtek Medical Holdings, Inc. 2007 Employee Stock Purchase Plan, as amended from time to time.

(v) “Plan Year” shall mean the calendar year, except that the Committee shall have the power to change the Plan Year.

(w) “Shares” shall mean common shares, $0.001 par value, of the Company.

(x) “Subsidiary” shall mean any corporation (other than the Company) or other business organization in an unbroken chain of corporations or business organizations beginning with the Company, if, at the time of granting an option, each of the corporations or other business organizations other than the last corporation or such other business organization in the unbroken chain owns shares or other voting securities possessing fifty percent (50%) or more of the total combined voting power of all classes of shares or other voting securities in one of the other corporations or such business organizations in such chain.

(y) “Three Months of Service” shall mean each successive period of three consecutive months (from an Employee’s original employment date) during which the Employee’s annualized hours of employment are 1,000 hours or more. With respect to an Acquired Business, the original employment date of an Employee who was employed by an Acquired Business prior to the date of the acquisition of such Acquired Business by the Company or Designated Subsidiary shall mean and refer to the original employment date of such Employee with such Acquired Business occurring prior to the acquisition of the Acquired Business by the Company or a Designated Subsidiary.

3.	Eligibility.

(a) Subject to the requirements of Sections 4(b) and 20(d) hereof, any person who is an Employee as of a Grant Date shall be eligible to participate in the Plan and be granted an option for the Offering Period commencing on such Grant Date.

(b) Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose Shares would be attributed to such Employee pursuant to Section 424(d) of the Code) would own Shares and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of Shares of the Company or of any Subsidiary or Parent of the Company, or (ii) which permits such Employee’s right to purchase Shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent of the Company to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such Shares (determined at the time such option is granted) for any calendar year in which such option would be outstanding at any time, or (iii) which permits such Employee’s right to purchase Shares under this Plan to accrue at a rate which exceeds fifty-thousand (50,000) Shares of stock (subject to any adjustment pursuant to Section 16 hereof) to be purchased in any one Offering Period. The purpose of the limitation in (i) and (ii) of the preceding sentence is to comply with Section 423(b)(8) of the Code. If the Employee’s accumulated payroll deductions on the last day of the Offering Period would otherwise enable the Employee to purchase Shares in excess of these Section 3(b) limitations, then the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the Shares actually purchased shall be credited towards the next Offering Period. In the event the Employee elects to discontinue participation in the Plan, such amount shall be promptly refunded to the Employee by the Company, without interest.

4.	Grant of Option; Participation; Price.

(a) On each Grant Date the Company shall commence an offering by granting each eligible Employee an option to purchase Shares, subject to the limitations set forth in Section 3(b) and Article 10 hereof.

(b) Each eligible Employee may elect to become a Participant in the Plan with respect to an Offering Period, by filing an agreement with his or her Employer authorizing payroll deductions in accordance with Article 5 hereof. Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant by giving written notice to his or her Employer prior to the next occurring Exercise Date. Such authorization to make payroll deductions must be received by the Company at least twenty (20) days before the next succeeding Grant Date.

(c) The option price per Share subject to an offering shall be the lesser of (i) 85% of the Fair Market Value of the Shares on the Grant Date of reference or (ii) 85% of the Fair Market Value of the Shares on the Exercise Date of reference; and, provided further that the option price per Share shall never be less than the par value per Share.

5.	Payroll Deductions.

Subject to Section 4(b) hereof, a Participant may, in accordance with rules and procedures adopted by the Committee, authorize a payroll deduction of any percentage from one percent to ten percent of such Participant’s Compensation each pay period (the permissible range and any other limitation applicable to Participants as a whole within such percentages to be determined by the Committee from time to time). A Participant may not increase or decrease such payroll deduction (provided that a Participant may withdraw from the Plan under Section 8) during each Offering Period (unless otherwise allowed by the Committee in its sole discretion). All payroll deductions made by a Participant shall be credited to such Participant’s account under the Plan.

6.	Exercise of Option.

(a) Unless a Participant withdraws from the Plan as provided in Article 8 hereof, or unless the Committee otherwise provides, such Participant’s election to purchase Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares (excluding any fractional Share, for which purposes the purchase amount shall be rounded to the next lower whole number of Shares) subject to such option will be purchased for such Participant at the applicable option price with the accumulated payroll deductions.

(b) Any cash balance remaining in a Participant’s account after the termination of an Offering Period will be carried forward to the Participant’s account for the purchase of Shares during the next Offering Period if the Participant has elected to continue to participate in the Plan. Otherwise the Participant will receive a cash payment equal to the cash balance of his or her account.

(c) The Shares purchased upon exercise of an option hereunder shall be credited to the Participant’s account under the Plan within ten (10) business days after the Exercise Date and shall be deemed to be transferred to the Participant as of such crediting date. Except as otherwise provided herein, the Participant shall have all rights of a shareholder with respect to credited Shares.

7.	Delivery of Shares.

(a) As promptly as practicable after receipt by the Company of a written request for withdrawal of Shares from any Participant’s account (or, in the discretion of the Committee, at any time after the termination of employment of any Participant), the Company shall arrange the delivery to such Participant of a share certificate representing the whole Shares credited to the Participant’s account which the Participant requests to withdraw. Subject to Section 7(b) hereof, withdrawals may be made no more frequently than once each Offering Period. Shares received upon share dividends or share splits shall be treated as having been purchased on the Exercise Date of the Shares to which they relate.

(b) Notwithstanding anything in Section 7(a) hereof to the contrary, Shares may be withdrawn by a Participant more than once during an Offering Period under the following circumstances: (i) within sixty (60) days following a Change in Control of the Company or (ii) upon the approval of the Committee, in its sole discretion.

8.	Withdrawal; Termination of Employment.

(a) A Participant may withdraw at any time all, but not less than all, cash amounts in his or her account under the Plan that have not been used to purchase Shares by giving written notice to the Company at least thirty (30) days prior to the next occurring Exercise Date or otherwise as may be approved by the Committee in its sole discretion. All such payroll deductions credited to such Participant’s account shall be paid to such Participant promptly after receipt of such Participant’s notice of withdrawal and such Participant’s option for the Offering Period in which the withdrawal occurs shall be automatically terminated. No further payroll deductions for the purchase of Shares will be made for such Participant during such Offering Period.

(b) Upon termination of a Participant’s Continuous Status as an Employee during an Offering Period for any reason, including voluntary termination, retirement or death, the payroll deductions credited to such Participant’s account that have not been used to purchase Shares shall be returned to such Participant or, in the case of such Participant’s death, to the person or persons entitled thereto under Article 12 hereof, and such Participant’s option will be automatically terminated. Notwithstanding the foregoing, upon the termination of a Participant’s employment because of the Participant’s death, the Participant’s beneficiary (designated by the Participant in accordance with Article 12 hereof) shall have the right to elect, by written notice given to the Company prior to the earlier of thirty (30) days prior to the next occurring Exercise Date (or otherwise as may be determined by the Committee in its sole discretion) under the Plan or the sixtieth (60th) day after the Participant’s death, to exercise the Participant’s option for the purchase of Shares on such Exercise Date for the purchase of the number of full Shares which the accumulated payroll deductions in the Participant’s account at the date of the Participant’s death will purchase at the applicable option price, and any excess in such account will be paid to such beneficiary. If no such written notice of election is duly received by the Company, the first sentence of this Section 8(b) shall control.

(c) A Participant’s withdrawal from an offering will not have any effect upon such Participant’s eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

9.	Interest.

No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.

10.	Shares.

(a) The maximum number of Shares which shall be reserved for sale under the Plan shall be Five Hundred Thousand (500,000) Shares plus the number of 1999 Plan Shares, which number shall be subject to adjustment upon Changes in Capitalization of the Company as provided in Article 16 hereof. Such Shares shall be either authorized and unissued Shares or Shares which have been reacquired by the Company. If the total number of Shares which would otherwise be subject to options granted pursuant to Section 4 hereof on a Grant Date exceeds the number of Shares then available under the Plan (after deduction of all Shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the Shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of such reduction of the number of option Shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

(b) Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or, at the election of the Participant, in the name of the Participant and another person as joint tenants with rights of survivorship.

(c) Until Shares shall have been credited to a Participant’s account in accordance with Section 6(c) hereof, the Participant shall not have any rights or privileges of a shareholder with respect to any Shares purchasable hereunder.

11.	Administration.

The Plan shall be administered by the Committee, and the Committee may select administrator(s) to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision evidenced by the unanimous written consent of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. Except as otherwise provided by the Committee, each Employer shall be charged with all expenses incurred in the administration of the Plan with respect to such Employer’s Employees. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

12.	Designation of Beneficiary.

(a) A Participant may file with the Company, on forms supplied by the Company, a written designation of a beneficiary who is to receive any Shares and cash remaining in such Participant’s account under the Plan in the event of the Participant’s death.

(b) Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company, on forms supplied by the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant in accordance with the applicable laws of descent and distribution, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

13.	Transferability.

Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant (other than by will, the laws of descent and distribution or as provided in Article 12 hereof). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Article 8 hereof.

14.	Use of Funds.

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such funds.

15.	Reports.

Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants as soon as practicable following each Offering Period, which statements will set forth the amounts of payroll deductions, dividends, dividend reinvestments and additional cash payments, the per Share purchase price, the number of shares purchased, the aggregate Shares in the Participant’s account and the remaining cash balance, if any.

16.	Effect of Certain Changes.

(a) In the event of a Change in Capitalization or the distribution of an extraordinary dividend, the Committee shall make the appropriate equitable adjustments, if any, under the Plan as reasonably determined by the Committee, including without limitation adjustments to the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the price per Share covered by each option under the Plan which has not yet been exercised. In the event of a Change in Control of the Company, the Offering Period shall terminate unless otherwise provided by the Committee. For purposes of the preceding sentence, (i) the Committee may establish the date of the event constituting the Change of Control and such date shall be the Exercise Date for such Offering Period, or (ii) the Committee may terminate the Plan in which case all Shares and cash amounts in a Participant’s account shall be refunded as elsewhere provided herein.

(b) “Change of Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of 25% or more of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, (iii) the Company shall sell at least 75% of its assets by value in a single transaction or in a series of transactions to another corporation which is not a wholly owned subsidiary of the Company, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Exchange Act, shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1) (as in effect on the date hereof) pursuant to the Exchange Act.

17.	Term of Plan.

Subject to the Board’s right to discontinue the Plan (and thereby end its Term) pursuant to Article 18 hereof, the Term of the Plan (and its last Offering Period) shall end on December 31, 2016. Upon any discontinuance of the Plan, unless the Committee shall determine otherwise, any assets remaining in the Participants’ accounts under the Plan shall be delivered to the respective Participant (or the Participant’s legal representative) as soon as practicable.

18.	Amendment to and Discontinuance of Plan.

(a) Subject to Section 18(b) hereof, the Board may at any time amend, suspend or discontinue the Plan. Except as provided in Article 16 hereof, no such suspension or discontinuance may adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant which accrued prior to the date of effectiveness of such amendment without the consent of such Participant. No amendment shall be effective unless it receives the requisite approval of the shareholders of the Company if such shareholder approval of such amendment is required to comply with Rule 16b-3 under the Exchange Act or Section 423 of the Code or to comply with any other applicable law, regulation or stock exchange rule.

(b) Subject to Section 18(a), the Board may amend, modify, suspend or terminate the Plan at any time. Subject to changes in law or other legal requirements, the Plan may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding or the vote of the shareholders of the Company as provided in Section 20(c) hereof, to increase materially the aggregate number of shares of common stock that may be issued under the Plan (except for adjustments pursuant to Section 16 of the Plan).

19.	Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

20.	Regulations and other Approvals; Governing Law; Section 16 Compliance

(a) This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Georgia without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

(b) The obligation of the Company to sell or deliver Shares with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(c) To the extent applicable hereto, the Plan is intended to comply with Rule 16b-3 under the Exchange Act, and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan. This Plan shall be subject to approval by shareholders of the Company owning a majority of the issued outstanding shares of common stock present or represented and entitled to vote at a meeting duly held in accordance with applicable law.

(d) Shares shall not be issued unless such issuance and delivery shall comply with all applicable provisions of law, domestic or foreign, and the requirements of any stock exchange upon which the Shares may then be listed, including, in each case the rules and regulations promulgated thereunder, and shall be further subject to the approval of counsel for the Company with respect to such compliance, which may include a representation and warranty from the Participant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares.

(e) Nothing contained in this Plan, or any modification or amendment to the Plan, or in the creation of any account, or the execution of any subscription agreement, or the issuance of any Shares under the Plan, shall give any Employee any right to continue employment or any legal or equitable right against the Company or any Subsidiary, or any officer, director, or employee thereof, except as expressly provided by the Plan.

21.	Withholding of Taxes.

By electing to participate in the Plan, each Employee acknowledges that the Company and its participating Subsidiaries are required to withhold taxes with respect to the amounts deducted from the Employee’s Compensation and accumulated for the benefit of the Employee under the Plan, and each Employee agrees that the Company and its participating Subsidiaries may deduct additional amounts from the Employee’s Compensation, when amounts are added to the Employee’s Account, used to purchase common stock or refunded, in order to satisfy such withholding obligations. If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant’s exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Grant Date or within the one-year period commencing on the day after the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Participant’s Employer any amount of Federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold. The Participant’s Employer may also satisfy any applicable withholding amounts by deducting the necessary amounts of withholding from the Participant’s wages and, in the Committee’s sole discretion, any other amounts owed to or held for the account of the Participant.

22.	Effective Date.

The Plan shall be effective (the “Effective Date”) with respect to the 1999 Plan Shares on January 1, 2007 and, with respect to the other shares covered under this Plan, as of the latter to occur of (a) July 1, 2007 or (b) the date on which each of the following shall have occurred: (i) this Plan shall have been approved by the shareholders as set forth in Section 20(c) hereof and (ii) a registration statement for such Shares under the Plan shall have become effective under the Securities Act of 1933, as amended. If this Plan shall not have become effective due to the failure to satisfy the conditions set forth in Section 22(b) hereof on or before December 31, 2007, then this Plan shall be of no force or effect.

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 22, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

ê  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ê

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Kenneth F. Davis	☐	☐	02 - Michael E. Glasscock, III	☐	☐	03 - Rosdon Hendrix	☐	☐

04 - Dan R. Lee	☐	☐	05 - Gene R. McGrevin	☐	☐	06 - Marc R. Sarni	☐	☐

07 - Ronald L. Smorada	☐	☐

	For	Against	Abstain
2. Proposal to adopt the proposed 2007 Employee Stock Purchase Plan.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name or names appear hereon. Where more than one owner is shown, each should sign. Persons signing in a fiduciary or representative capacity shall give full title. If this proxy is submitted by a corporation, please sign in full corporate name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

ê  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ê

Proxy — Microtek Medical Holdings, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF MICROTEK MEDICAL HOLDINGS, INC.

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 22, 2007

The undersigned hereby appoints Dan R. Lee and Roger G. Wilson, and each of them, with full power of substitution, proxies to represent and vote, as indicated below, all of the shares of Common Stock of Microtek Medical Holdings, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held May 22, 2007, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED OR NOT VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSAL TWO.

Please mark, sign, date and return this proxy card promptly, using the enclosed envelope.

(Items to be voted appear on reverse side.)